FIRST AMENDMENT TO CREDIT AGREEMENT

        THIS AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into this 15th day of May, 2009, by and between ORION ENERGY SYSTEMS, INC., a Wisconsin corporation and GREAT LAKES ENERGY TECHNOLOGIES, LLC, a Wisconsin limited liability company (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

        WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of March 18, 2008, as amended from time to time (“Credit Agreement”).

        WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

        NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

        1.        Section 1.4 is hereby deleted in its entirety, and the following substituted therefor:

        “SECTION 1.4. COLLATERAL. As security for all indebtedness and other obligations of Borrower to Bank, Borrower grants Bank a first lien security interest in all Borrower’s accounts receivable and other rights to payment, general intangibles and inventory, and Borrower also grants to Bank a security interests of second lien priority in all Borrower’s equipment and fixtures.

        As security for all indebtedness and other obligations of Borrower to Bank subject hereto, Borrower shall cause Orion Asset Management, LLC and Clean Energy Solutions, LLC to grant to Bank security interests of first priority in all accounts receivable and other rights to payment, general intangibles, inventory, equipment and fixtures.

        All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall pay to Bank immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals and audits.”

        2.        The following is hereby added to the Credit Agreement as Section 1.5:

        “SECTION 1.5. GUARANTIES. The payment and performance of all indebtedness and other obligations of Borrower to Bank shall be guaranteed jointly and severally by Orion Asset Management, LLC and Clean Energy Solutions, LLC, as evidenced by and subject to the terms of guaranties in form and substance satisfactory to Bank.”

        3.        Section 4.3 (e) is hereby deleted in its entirety, and the following substituted therefor:

        “(e)        contemporaneously with each annual and monthly financial statement of Borrower required hereby, a certificate of an authorized officer of Borrower that said financial statements are accurate and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default, which certificate shall be accompanied by current account statements for Borrower’s deposit, brokerage and other accounts containing all unencumbered liquid assets;"

        4.        Section 4.3 (f) is hereby deleted in its entirety, and the following substituted therefor:

        “(f)        Notice of any pending or threatened litigation or other adversarial proceedings in any court or other forum where the amount being claimed against Borrower is in excess of $500,000.00, and promptly upon receipt, and in any event no more than ten (10) days after filing or receipt, copies of all pleadings, notices, court papers, or motions concerning a dispositive issue filed by any party with respect to such litigation or other adversarial proceedings, and copies of any order or judgment filed by the court, with respect to such litigation or proceedings, together with any non-privileged discovery materials that Bank in its sole discretion deems appropriate for its review;"

        5.        Section 4.8 is hereby deleted in its entirety, and the following substituted therefor:

        “Section 4.8. Intentionally omitted.”

        6.        Section 4.9 (b) is hereby deleted in its entirety, and the following substituted therefor:

        “(b)        Net income after taxes not less than $500,000.00 on a rolling 4-quarter basis, determined as of each fiscal quarter end.”

        7.        The following is hereby added to the Credit Agreement as Section 4.9 (d):

        “(d)        Borrower shall maintain unencumbered liquid assets (defined as cash, cash equivalents and/or publicly traded quoted marketable securities and/or other funds or financial instruments that maybe converted to cash within 4 business days and are acceptable to Bank in its sole discretion) with an aggregate fair market value (determined by Bank in its sole discretion) of not less than $15,000,000.00 at any time.”

        8.        Section 5.2 is hereby deleted in its entirety, and the following substituted therefor:

        “SECTION 5.2. CAPITAL EXPENDITURES. Make any additional investment in fixed assets as follows: (i) in an amount in excess of $14,000,000.00 in fiscal year end 2009 (not more than $5,500,000.00 of which shall be used for purposes other than the Borrower’s tech center expansion on Mirro Drive in Manitowoc, Wisconsin), (ii) in an amount in excess of $4,500,000.00 in fiscal year end 2010, or (iii) in an amount in excess of $5,000,000.00 in any fiscal year thereafter.”

        9.        Section 5.4 is hereby deleted in its entirety, and the following substituted therefor:

        “SECTION 5.4 OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, (b) indebtedness incurred for the purchase of equipment in an amount not in excess of $2,000,000, (c) indebtedness to the Wisconsin Department of Commerce in a principal amount not to exceed $200,000 pursuant to that certain Loan Agreement dated as of January 27, 2009; provided that such indebtedness is at all times subordinated to the indebtedness and obligations of Borrower to Bank pursuant a subordination agreement in form and substance satisfactory to Bank, and (d) any other liabilities of Borrower existing as of, and disclosed to Bank prior to, the date hereof.

        10.        Section 5.5 is hereby deleted in its entirety, and the following substituted therefor:

        “SECTION 5.5. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity; make any substantial change in the nature of Borrower’s business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity, except up to $10,000,000.00 in cash or stock per annum, assuming Borrower is currently not in default and the acquisition does not cause a default on a historical or pro-forma basis with the covenants established (the limit shall be reduced to $-0- if the contemplated acquisition requires the use of the Revolving Line of Credit to complete the acquisition); nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower’s assets except in the ordinary course of its business.”

        11.        Section 5.8 is hereby deleted in its entirety, and the following substituted therefor:

        “SECTION 5.8 DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower’s stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower’s stock now or hereafter outstanding; provided, however, so long as no Event of Default has occurred that is continuing (or would, on a pro forma basis, occur as a result thereof), Borrower may repurchase shares of its stock pursuant the stock repurchase program approved by its board of directors on July 16, 2008 and December 12, 2008, the aggregate amount of all stock repurchases not to exceed $30,000,000.00. “

        12.        Section 5.10 is hereby deleted in its entirety, and the following substituted therefor:

        “SECTION 5.10 PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower’s assets now owned or hereafter acquired, except any of the foregoing in favor of Bank or which is existing as of, and disclosed to Bank in writing prior to, the date hereof, other than (i) security interests or liens granted for purposes of securing purchase money indebtedness otherwise permitted under the terms of this Agreement and (ii) security interests or liens granted to secure the indebtedness to the Wisconsin Department of Commerce permitted under the terms of this Agreement; provided that such security interests and liens in this clause (ii) shall at all times be subordinated to the security interests and liens in favor of Bank pursuant to a subordination agreement in form and substance satisfactory to Bank.

        13.        Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

        14.        Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

        15.        The parties hereto affirm and agree that the effective date of this Amendment shall be as of March 31, 2009.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

WELLS FARGO BANK,
ORION ENERGY SYSTEMS, INC.	NATIONAL ASSOCIATION
By: /s/ Neal R. Verfuerth	By: /s/ Thomas Fameree
Neal R. Verfuerth, President/	Thomas Fameree, Vice President
Chief Executive Officer
GREAT LAKES ENERGY
TECHNOLOGIES, LLC
By: /s/ Neal R. Verfuerth
Neal R. Verfuerth, Manager